Exhibit 10.18

Agreement on Distribution of Whole Songs

Party A: Beijing Starbright Technical Services Co., Limited
Address: Floor 32, Building 9, SOHO, No. 39 East Third Ring (Middle Road), Chaoyang District, Beijing
Telephone: 58694466
Fax: 58692874

Party B: Global Music International, Inc. d/b/a Independent Music Network d/b/a “IMN TV”
Address: 30 Grassy Plain Street, Suite 7, Bethel, CT 06801
Telephone: 203-730-8888
Fax: 203-730-0883

This Agreement is entered into by and between Party A and Party B in Beijing on January 23, 1007 (01/23/2007), through negotiation in a cooperative spirit, and in compliance with the Contract Law of the People’s Republic of China, the Copyright Law of the People’s Republic of China, and other pertaining laws and regulations.

I.  Content of Cooperation

Party A agrees to authorize Party B to distribute encrypted digital music products (“Agreed products”) to a telecommunications service provider and preload such products on all mobile phones sold by the service provider.

II. Geographical Location of Cooperation

The geographical location where the cooperation occurs under this Agreement refers to mainland China, not including the Hong Kong Special Administration Region, the Macao Special Administrative Region, or Taiwan Province.

III. Authorized Distribution Channel(s)

3.1	Party A agrees that the distribution channel shall be limited to China United Telecommunications Company Limited (Unicom) in the initial period.

3.2
Other Chinese telecommunications service providers such as China Telecommunications Co. Ltd, China Networks Communications Company Ltd and China Mobile Communications Corporation Company Ltd are not covered under this Agreement. If at a future time, Party A decides to expand its distribution channel to include any of these telecommunication service providers, it will do so by means of supplemental agreement.

IV. Sales Volume

4.1	Unicom intends to purchase and sell a total of one million CDMA 1.X mobile phones with loop playback capacity.

4.2
It is intended that a total of the first one hundred thousand (100,000) mobile phones will be allocated for special promotions launched by Unicom, and that these phones will be delivered to Unicom customers by March 31, 2007.

4.3	All the mobile phones mentioned above shall be furnished with DRM to prevent theft of music files.

4.4	Party A shall preload ten (10) whole songs onto Unicom mobile phones. They will be in AAC audio format, 96 K Bit Rate.

V. Price and Cost

5.1
Party A and Party B agree on a 6 to 4 revenue distribution ratio to determine what percentage of revenue from sales to Unicom shall be retained by Party B, i.e. Party A collects 60% of sales revenue and Party B collects 40% of sales revenue. As for taxes on sales revenues mentioned here, the two companies shall respectively pay due taxes in conformance with relevant Chinese rules and regulations.

5.2
Party B shall enter into negotiation and formal written agreement with Unicom concerning the price for song sale to Unicom (Refer to information about orders for songs in the appendix). However, the revenue distribution ratio between Party A and Party B described in 5.1 remains the same.

5.3	Party B should transfer money due to Party A to a bank account designated by Party A within thirty business days of receipt of payment from Unicom.

VI. Guarantees

6.1
Party A guarantees that it has all the rights entitled by a lawful recorder to the Agreed products that are provided for Party B, and guarantees that any third party’s rights shall not be violated when the Agreed Products are used for the purposes as prescribed under this Agreement. However, Party A does not own copyrights to the music or lyrics of the Agreed Products. If Party B needs to use Agreed Products for other business matters outside this Agreement, it shall obtain copyrights to music and lyrics of the Agreed Products from relevant right holders.

6.2
Party B should guarantee that aside from preloading the Agreed Products on mobile phones, it shall not reproduce, store, compile, edit, modify, sell, utilize or allow other persons to utilize the Agreed Products.

VII. Indemnification for Breach of Agreement

7.1
If Party A fails to make song deliveries to Party B in the agreed timeframe, Party B is entitled to demand from Party A compensation in an amount of .05 per cent for each day delayed. If the delay of delivery is over thirty days, Party B is entitled to terminate this Agreement.

7.2
If Party B fails to make due payment to Party A in the agreed time frame, Party A is entitled to demand from Party B a compensation of .05 per cent for each day delayed. If the delay of payment is over thirty days, Party A is entitled to terminate this Agreement.

VIII. Term of Cooperation

The term of cooperation is for one year, starting from January 23, 2007 to January 22, 2008. The two companies shall decide whether to renew the Agreement within thirty days before the Agreement expires.

IX. Governing laws and dispute resolution
Laws and regulation of People’s Republic of China are applicable to the establishment, effect, explanation, implementation, modification, and termination of this Agreement, and dispute resolution related to this Agreement. With regard to all disputes related to this Agreement, Party A and Party B should seek resolution in an amicable way and through negotiation. Should negotiation fail to resolve a dispute, the two companies can seek arbitration by filing with the Beijing Arbitration Commission located in Beijing, China. The arbitration result shall be final and have binding power upon the two companies.

If Party A and Party B fully understand and agree to the terms and conditions in this Agreement, please sign and stamp with official seals in specified spaces below.

Beijing Starbright Technical Services Company Limited

Signatory: Swee Wong (Managing Director)
[Seal and Signed]

Global Music International, Inc. d/b/a Independent Music Network d/b/a “IMN TV”

Signatory: Christopher Maritz, EVP
[Seal and signed]

Annex

Company B should provide the following information when ordering songs from Company A:

Number of songs;
Names of songs;
Number of mobile phones on which songs are to be preloaded;
Price of songs;
Total sales revenue;
Amount owed to Company A at the end of the transaction;
Dates of song delivery.